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                                                                    Exhibit 23.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BEA Systems, Inc. for the registration of shares of its common stock, issued in connection with its acquisition of The Theory Center, and to the incorporation by reference therein of our report dated February 21, 2000 (except for Note 17 as to which the date is April 24, 2000), with respect to the consolidated financial statements and schedule of BEA Systems, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2000 filed with the Securities and Exchange Commission.



                                              /s/ Ernst & Young LLP
                                              ---------------------
                                              Ernst & Young LLP

Palo Alto, California
June 27, 2000